Exhibit 99.5
LIME ENERGY CO.
(formerly known as Electric City Corp.)
38,585,915 Shares of Common Stock
Offered Pursuant to Rights
Distributed to Stockholders of
Lime Energy Co.
                    , 2007
To Our Clients:
     Enclosed for your consideration are a prospectus, dated                     , 2007 (the “Prospectus”), and the “Instructions as to Use of Lime Energy Rights Certificates” relating to the offering (the “Rights Offering”) by Lime Energy Co. (“Lime Energy”) of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (“Recordholders”) of shares of its common stock, par value $0.0001 per share (the “Common Stock”), at the close of business on                     , 2007 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.
     In the Rights Offering, Lime Energy is offering an aggregate of 38,585,915 shares of Common Stock, as described in the Prospectus.
     The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on                     , 2007, unless extended in the sole discretion of Lime Energy (as it may be extended, the “Expiration Date”).
     As described in the accompanying Prospectus, you will receive five Rights for each share of Common Stock carried by us in your account as of the close of business on the Record Date.
     Each Right will allow you to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $1.00 per share (the “Subscription Price”).
     In addition, each holder of Rights who exercises his, her or its Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same cash price of $1.00 per share for shares of Common Stock that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege (the “Excess Shares”), subject to availability and proration as described below. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that there are Excess Shares. The Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights holders who exercise the Over-Subscription Privilege, in proportion, not to the number of shares requested pursuant to the Over-Subscription Privilege, but to the number of shares each beneficial holder exercising the Over-Subscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder’s Over-Subscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Over-Subscription Privilege on the same pro rata basis outlined above. Any Excess shares remaining after this allocation shall be allocated to any un-filled Over-Subscription Privileges in proportion to such unfilled requests. See “The Rights Offering—Subscription Privileges” in the Prospectus.
     The Rights will be evidenced by non-transferable Rights certificates and will cease to have any value at the close of business on the Expiration Date.

     THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.
     Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised the Basic Subscription Privilege and the Over-Subscription Privilege, such exercise may not be revoked. If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.
     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO LASALLE BANK NATIONAL ASSOCIATION, THE SUBSCRIPTION AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (800) 246-5761.

BENEFICIAL OWNER ELECTION FORM
INSTRUCTIONS
     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the “Common Stock”) of Lime Energy Co. (“Lime Energy”).
     This will instruct you whether to exercise Rights to purchase shares of Common Stock distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of
Lime Energy Rights Certificates.”

Box 1. ☐	Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. ☐	Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

	Number of	Subscription
	Rights	Price		Payment
Basic Subscription Privilege:		$1.00	=	$

Over-Subscription Privilege:		$1.00	=	$

Total Payment Required				$

Box 3. ☐	Payment in the following amount is enclosed $

Box 4. ☐	Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted: $

Signature(s):

Please type or print name(s) below:

Date:                     , 2007